Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

R.G. Barry Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-23567, 33-67596, 33-83252, 333-06875, 333-28671, 333-81105, 333-90544, 333-111100, 333-131672 and 333-168828) on Form S-8 of R.G. Barry Corporation of our reports dated September 14, 2011, with respect to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of July 2, 2011 and July 3, 2010 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended July 2, 2011, July 3, 2010 and June 27,2009, and the effectiveness of internal control over financial reporting as of July 2, 2011, which reports appear in the Annual Report on Form 10-K of R.G. Barry Corporation for the year ended July 2, 2011.

/s/ KPMG LLP

Columbus, Ohio
September 14, 2011